UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2016

BLOW & DRIVE INTERLOCK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-55053	46-3590850
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

5503 Cahuenga Blvd, #203
Los Angeles, CA 91601
(Address of Principal Executive Offices) (Zip Code)

(877) 299-0653
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.

On or around December 1, 2016 the company entered into a material definitive agreement with Cahuenga Management LLC to provide BDIC with office space located 5503 Cahuenga Boulevard in Los Angeles, CA. This new office space will be replacing BDIC current office location on La Cienega Blvd and will provide BDIC with approximately two and a half times (2.5x) the square footage for our corporate headquarters. The lease with Cahuenga Management is a gross lease for one (1) year and includes all expenses included for flat fee of $2,200 per month. This rent expenses is approximately what our prior rent plus expenses equaled on a monthly basis, giving BDIC increased infrastructure capabilities with no material increase in costs. We anticipate fully relocating to our new location within the next 30 days. We foresee needing this upgraded facility as we continue to scale our business and begin readying these next 1,600 BDI 747 machines for deployment through our retail and distribution channels, in effect more than doubling our current marketshare. We anticipate the first half of these new machines to be ready sometime in January 2017 and to be generating revenues from these new machines within 30 days of deployment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Blow & Drive Interlock, Corp.

By:	/s/ Laurence Wainer
Name:	Laurence Wainer
Title:	Chief Executive Offider

Date: December 19, 2016

INDEX TO EXHIBITS

Exhibit No.	Description
1	Lease Agreement – Blow & Drive Interlock and Cahuenga Management LLC